Exhibit 99.1

SYNERGY PHARMACEUTICALS ANNOUNCES CLOSING OF MERGER WITH  CALLISTO PHARMACEUTICALS

New York, New York — January 17, 2013 — Synergy Pharmaceuticals Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today announced that its previously announced merger with Callisto Pharmaceuticals, Inc. (formerly OTC QB: CLSP) closed effective today.

Under the terms of the merger agreement, as amended, each outstanding share of Callisto common stock was converted into the right to receive 0.1799 of one share of Synergy common stock and the approximately 22.3 million shares of Synergy held by Callisto were canceled. Consequently, effective as of the close of business today, Callisto’s common stock will no longer be traded on the OTC QB.

Each share of Synergy common stock received in connection with the merger will be subject to a lock-up beginning January 17, 2013 and ending on the earlier of (i) January 17, 2015, (ii) a Change in Control of Synergy (as defined in the merger agreement), or (iii) written consent of Synergy, at Synergy’s sole discretion, provided that such.consent shall apply to all shares issued pursuant to the merger.

Philadelphia Stock Transfer, Inc., Synergy’s transfer agent, will mail letters of transmittal to all Callisto stockholders of record immediately prior to the merger with instructions on how to deliver their stock certificates in exchange for the merger consideration. Callisto stockholders should not surrender their stock certificates until they have completed the letter of transmittal. Callisto stockholders who held their shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take to receive the merger consideration.

About Synergy

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers, a Phase IIa clinical trial in CIC patients, and has recently completed a major Phase IIb/III clinical trial of plecanatide to treat CIC. Plecanatide is also being developed to treat IBS-C, with the first trial in IBS-C patients initiated in the fourth quarter of 2012. Synergy’s second GC-C agonist SP-333 is in clinical development to treat inflammatory bowel diseases, and has just completed its first Phase I trial in healthy volunteers. More information is available at http://www.synergypharma.com.

Contact:

Investor Contact Information:
Danielle Spangler
The Trout Group
synergy@troutgroup.com
(646) 378-2924